NEWS RELEASE
FOR IMMEDIATE RELEASE                  Contact: Michael Cunningham
                                                Chairman, CEO
                                                201-985-2300 Ext. 1215

                                                Vince Daniels / John Nesbett
                                                Lippert/Heilshorn & Associates
                                                212-838-3777

     Cunningham Graphics International Acquires New Jersey Printer

     JERSEY CITY, NJ - September 2, 1999 - Cunningham Graphics International, Inc. (NASDAQ NM: CGII) announced today that it has completed the acquisition of D&L Graphics, Inc., a premier commercial sheetfed printer located in Hawthorne, New Jersey.

     D&L Graphics is a high quality commercial printer which provides state of the art prepress, six color sheetfed printing, web printing and bindery services to major customers throughout New York and New Jersey.

     Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics International, commented, "The acquisition of D&L Graphics will provide us with additional top quality commercial accounts as well as give us significant third-shift capacity to assist us in our time sensitive printing. D&L Graphics' extensive printing and equipment capabilities will enable us to continue to diversify our product line and supply more complete and comprehensive services to our clients."

     Management expects D&L Graphics' 1999 revenues to be in excess of $6 million and to be accreative to Cunningham Graphics International's 1999 earnings. Terms of the transaction were not disclosed

     George Lisa, President of D&L Graphics, commented "All of the employees at D&L Graphics are very excited about the opportunity to join such a high growth and successful company like Cunningham Graphics. The managerial expertise and financial resources at Cunningham Graphics will be extremely helpful as we take our business to the next level."

     D&L Graphics is the Company's eighth acquisition completed this year.

     Cunningham Graphics International is a leading provider of graphic communication services and provides document management services and outsourcing solutions to a blue chip client base. The Company currently operates in select international markets through its facilities in the United States, the United Kingdom, Hong Kong, Singapore and Canada. Graphic communication services provided by the company include, digital communications, document management, offset and digital printing, data output, bindery, fulfillment and mailing services.

     This press release may contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.

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